EXHIBIT 99.1
PRESS RELEASE
Company Contact:
CapMed
Wendy Angst, General Manager
(267) 757-3000

Media Inquires:
KNB Communications
Shirin Bhan, President
(212) 505-2441

Investor Relations:
Porter, Levay, and Rose
Linda Decker
(212) 564-4700

FOR IMMEDIATE RELEASE
CAPMED SELECTED BY MICROSOFT TO OFFER IN CASE OF EMERGENCY (ICE) PERSONAL HEALTH RECORD TO MILLIONS THROUGH MICROSOFT HEALTHVAULT PLATFORM
Strategic alliance helps ensure critical health information is available when and where it is needed most by parents, caregivers, chronic care patients, and people on the go through CapMed’s icePHR™
NEWTOWN, PA, October 4, 2007 — CapMed, a Division of Bio-Imaging Technologies, Inc. (NASDAQ: BITI), a leader in interactive personal health management solutions, announces that the icePHR™, an in case of emergency personal health record (PHR), which is designed especially for use in emergencies, is now accessible through Microsoft Corp.’s new online consumer platform, HealthVault (http://www.healthvault.com). CapMed has distributed over 600,000 personal health records directly to consumers and through third-party partnerships with entities such as hospitals, health plans and pharmaceutical companies.
CapMed is one of the select vendors showcased in Microsoft’s live demonstration of HealthVault, scheduled for October 4, 2007 from 10:00 a.m. to 11:30 a.m. ET at the Willard Inter-Continental, Washington, DC. Peter Neupert, Corporate Vice President, Health Solutions Group at Microsoft, will discuss how vendors such as CapMed will contribute to fulfilling HealthVault’s vision to deliver technology solutions that help people make the best health and wellness decisions and live better, longer lives.
“CapMed’s strategic alliance with Microsoft will give millions of Americans access to their personal health records,” says Wendy Angst, CapMed’s General Manager. “icePHR — CapMed’s In Case of Emergency Personal Health Record — works with Microsoft HealthVault to provide consumers with private and timely access to personal health information in a security-enhanced environment, virtually whenever and wherever they need it.”
icePHR is a core HealthVault service designed to help consumers connect with and manage personal health information to achieve greater control of their health and wellness. The icePHR allows consumers to update personal health information through a secure, password-protected, personalized website accessible from any computer. Consumers receive a unique web address for accessing securely stored information, and providing access to emergency personnel for themselves and up to 10 family members.
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icePHR ensures that critical health information is available to consumers in all situations, including emergencies such as accidents and injuries in the home or neighborhood, or on vacation and business trips. Such information can range from, demographics, blood type and active health orders such as the existence of a living will, to allergies, conditions, medications, implantable devices, health insurance information and emergency contacts. Consumers can also depend on icePHR technology when they fill out or update health and medical forms at physician practices, schools and the workplace.
“CapMed’s icePHR, now available through HealthVault, gives consumers a sense of security and peace-of -mind that they can access critical health information wherever and whenever they need it,” says Peter Neupert, Corporate Vice President of the Health Solutions Group at Microsoft. “The entire healthcare system will benefit from such immediate, easy access to health information.”
Additionally, families who want to do a better job of managing their own health, as well as the health of their children and relatives, will benefit from using icePHR. Family members who may live two doors away or 1,500 miles away can easily share their personal health information.
CapMed’s icePHR™ will soon allow consumers to also make personal health information available directly from their cell phones. Consumers will be able to synchronize information using the icePHR Mobile emergency phone application. Close to 250 million Americans, or 68 percent of the U.S. population, already have cell phones, according to the Cellular Telecommunications and Internet Association, enabling CapMed to reach a broader range of consumers with PHR technologies.
The unique features and benefits of CapMed’s PHR have earned the company the Best PHR Award at the 2006 and 2007 sessions of the Toward an Electronic Patient Record (TEPR) conference, sponsored by the Medical Records Institute.
About CapMed
CapMed, a division of Bio-Imaging Technologies, Inc., is the cornerstone of Bio-Imaging’s Personal Health Management Division. CapMed is the leading provider of patient outreach solutions for hospitals and healthcare systems, providers’ offices, managed care organizations and pharmaceutical companies, with more than 600,000 distributed to date. These solutions enable patients to monitor and manage their health and to improve communications with care providers, ultimately improving outcomes and reducing costs of care and are available in four formats: Online PHR and icePHR, the portable Personal HealthKey, Personal Health Record CD-ROM, and the soon-to-be-release mobile phone application icePHR Mobile. CapMed offers custom development to organizations who want to add unique or proprietary capabilities to the platform. For more information on the CapMed Personal Health Management Solutions, please visit www.CapMed.com or the consumer website, www.CapMedPHR.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
The names of actual companies and products mentioned herein may be the trademarks of their respective owners.
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